Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report [Form 40-F] of Research In Motion Limited [the “Company”] for the year ended March 2, 2013 of our reports dated March 28, 2013 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

We also consent to the incorporation by reference in the Registration Statements [Form S-8 Nos. 333-85294, 333-100684, 333-150470 and 333-177149] pertaining to the Company’s stock option plans of our reports dated March 28, 2013 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

/s/ Ernst & Young LLP
Kitchener, Canada,	Chartered Accountants
March 28, 2013.	Licensed Public Accountants